SpectRx, Inc. (770) 242-8723

Bill Wells - Media

SpectRx Reports First Quarter 2006 Results

Current Highlights:

  Pre-production non-invasive cervical cancer detection device, along with single-patient-use disposables, undergoing clinical evaluation at a major hospital
  Enrollment in FDA pivotal clinical trial of cervical cancer detection device surpasses 1,000 subjects
  Availability of SimpleChoice® product improving
  Contract negotiations underway with a potential continuous glucose monitoring partner

Norcross, GA (May 22, 2006) -- SpectRx, Inc. (OTCBB: SPRX) today announced its operating results for the first quarter of 2006.

Revenue for the first quarter of 2006 was $127,000 compared to revenue of $369,000 in the first quarter of 2005. The decrease in revenue was primarily due to an expected decrease in sales of SimpleChoice® products.

The net loss attributable to common stockholders for the first quarter of 2006 was $1.3 million, compared to a loss of $1.4 million in the comparable quarter of 2005. The net loss attributable to common stockholders was $0.11 per share in the first quarter of 2006, compared to a loss of $0.12 per share in the first quarter of 2005.

"We have reached a significant milestone in the FDA pivotal trial for our non-invasive cervical cancer detection device and our first pre-production, cost-reduced prototype is undergoing clinical evaluation," said Mark A. Samuels, SpectRx, Inc. chairman and chief executive officer. "We have also seen improvement in our ability to manufacture SimpleChoice insulin pump products. We plan to build upon these achievements in the coming quarters."

Diabetes Business Update -

"As we announced in our last quarterly results news release, we have undertaken a wide ranging review and rework of our SimpleChoice manufacturing systems and processes, and we are beginning to see a marked improvement in the availability of products," said Bill Arthur, SpectRx, Inc. president and chief operating officer. "We believe that we will begin to see an increase in product sales in the coming quarters now that we have, what we believe to be, a consistent supply of products."

"Our efforts to secure a partner for our continuous glucose monitoring technology continue with our entry into contract negotiations with one potential partner and ongoing discussions with a second," Mr. Arthur said. "We expect to have a preliminary agreement in place soon that would allow for joint research and development aimed at developing glucose monitoring products."

Cancer Detection Business Update -

"Subject enrollment for the pivotal FDA clinical trial of our non-invasive cervical cancer detection device has surpassed 1,000 women," said Mark Faupel, Ph.D., SpectRx chief technical officer and president of Guided Therapeutics, Inc., the SpectRx subsidiary formed to commercialize the non-invasive cervical cancer detection device. "This is an important milestone for the program. We also have put into the clinic our first pre-production cervical cancer detection device with our patented single-use, self calibrating disposable. Feedback from the physicians using the new system has been very positive."

SpectRx management will hold a conference call to discuss first quarter 2006 results on Tuesday, May 23, 2006 at 11 a.m. eastern time. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com or www.fulldisclosure.com for access via the Internet.

About SpectRx, Inc.

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cervical cancer detection technology through its subsidiary Guided Therapeutics, Inc., which SpectRx intends to separately finance. For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, and subsequent quarterly reports.

SpectRx, Inc. and Subsidiaries

Consolidated Condensed Statement of Operations (Unaudited)

	Three Months Ended
	March 31
In Thousands except per share data	2006	2005
Revenue	$127	$369
Cost of Sales	198	393
Gross profit (loss)	(71)	(24)

Expenses
Research & Development	523	664
Selling, General & Administration	457	513
Total Operating Expense	980	1,177

Operating Loss	(1,051)	(1,201)

Interest & Other Income (expense)	(141)	(93)
Net Loss	(1,192)	(1,294)
Preferred Stock Dividends	(92)	(90)
Net Loss Attributable to Common Stockholders	($1,284)	($1,384)

Basic and Diluted Net Loss per Share	($0.11)	($0.12)

Basic and Diluted Weighted Average Shares Outstanding	11,738	11,557

Selected Balance Sheet Data (Unaudited)
	March 31, 2006	December 31, 2005
Cash Equivalents	912	313
Working Capital Deficit	(7,351)	(6,128)
Total Assets	2,254	1,750
Accumulated Deficit	(63,858)	(62,666)
Stockholders' Equity (Deficit)	(7,428)	(6,167)
Redeemable Stock in default	5,227	5,113

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